Exhibit 10.17

Execution Copy

SHIFT4 PAYMENTS, LLC

2202 North Irving Street

Allentown, PA 18109

January 30, 2020

Steve M. Sommers

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Mr. Sommers:

This letter (this “Letter Agreement”) confirms the mutual understanding between Shift4 Payments, LLC (the “Company”) and its subsidiary, Shift4 Corporation (“Shift4”) and Steve M. Sommers (“Sommers”) with respect to a bonus payment upon a Change of Control (as defined below) of the Company and amends certain provisions of the Employment Agreement (as defined below) between Shift4 and Sommers. Terms not otherwise herein defined shall have the meanings set forth in the Employment Agreement.

A. Agreement to Cooperate.

Subject to the terms and conditions of this Letter Agreement, upon request by the Company or Shift4 (or their affiliated entities), Sommers hereby agrees to reasonably assist and cooperate with the Company and/or Shift4 (or their affiliated entities) in their efforts to consummate a Transaction (as defined below), including, without limitation, by providing reasonable access to relevant information and answering questions of the Company (or its affiliated entities) and/or the acquiror and their respective representatives (including financing sources) in connection with such Transaction.

B. Amendment to Initial Term.

The parties hereby agree that Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Section 3. Employment Term. The Employment Term shall end on the fifth (5th) anniversary of the date of this Agreement (the “Initial Term”), subject to the right of the Parties to terminate Employee’s employment and this Agreement pursuant to Sections 8, 9 or 10 hereof. Employee’s employment under this Agreement and the Employment Term may be extended for an additional term of two (2) years upon mutual written agreement of Company and Employee (the “Renewal Term”), following written notice given by the Company to the Employee no later than three (3) months prior to the expiration of the Initial Term.

C. Bonus Payment.

The Company hereby agrees to pay Sommers, in exchange for his continued service to the Company and/or Shift4, and his agreement to assist and cooperate with the Company and/or Shift4 (or their affiliated entities) with respect to a Transaction, a Bonus Payment (as defined below) in accordance with the following terms. Such Bonus Payment and the terms and provision relating thereto as set forth in this Letter Agreement shall supersede and replace all rights and interests of Sommers and all obligations and liabilities of Shift4 with respect to the “Interest Alignment Incentive” under the Employment Agreement, and Sommers shall have no further rights or interests in any payment of the Interest Alignment Incentive following the execution of this Letter Agreement, and all references to the Interest Alignment Incentive shall be deemed to be deleted from the Employment Agreement. In the event there is a discrepancy, conflict or inconsistency between the terms of this Letter Agreement and the terms of the Employment Agreement, the terms of this Letter Agreement shall control and prevail for all purposes.

1. Bonus Payment; Payment Date. The Company shall pay Sommers a bonus payment (the “Bonus Payment”) equal to $1,280,000 (as may be adjusted pursuant to Paragraph C.2 and/or Paragraph C.5 below) at such times and upon the terms and conditions set forth in this Letter Agreement, and subject to all required withholdings, and subject to the provisions of Paragraph C.6 below. “Bonus Payment Trigger Date” means the earliest of the following: (A) the date of a Change of Control of the Company (a “COC Transaction”), (B) the date of an initial public offering by the Company (or its direct or indirect parent entity or successor entity, including without limitation, Shift4 Payments Inc.) that does not otherwise fall within the definition of Change of Control (an “IPO”, and together with a COC Transaction, a “Transaction”), (C) the expiration of the Initial Term, i.e., the fifth (5th) anniversary of the date of the Employment Agreement (“Anniversary Date”), and (D) the date on which the Bonus Payment shall become due and payable pursuant to Paragraph C.5 of this Letter Agreement (the “Accelerated Payment Date”). Payment and receipt of the Bonus Payment on the applicable due date hereunder shall be conditioned upon Sommers continuing to be employed with the Company or Shift4 as of the Bonus Payment Trigger Date, except as otherwise expressly set forth in Paragraph C.5(i) and (ii) of this Letter Agreement.

2. Bonus Payment Adjustment upon Closing or Anniversary Date. As of the date of a Closing (as defined in Paragraph E below) or the Anniversary Date or the Accelerated Payment Date, the Bonus Payment shall become due and payable, subject to adjustment upward or downward based on the percentage difference between (i) in the case of a Closing, the Value of the Company (as defined in Paragraph E below) and $1,500,000,000 (the “Current Value”); and (ii) in the case of occurrence of the Anniversary Date or the Accelerated Payment Date, the Projected Value of the Company (as defined in Paragraph E below) and the Current Value. By way of example, if the Value of the Company as of the Closing has increased by 10% from the Current Value, then the Bonus Payment shall be increased by 10% in connection with the Closing. If the Value of the Company as of the Closing has decreased from the Current Value by 10%, then the Bonus Payment shall be decreased by 10% in connection with the Closing.

3. Payment. Sommers shall receive the Bonus Payment by no later than (i) in the case of a Transaction or the occurrence of the Anniversary Date, 15 days after the occurrence of the applicable Bonus Payment Trigger Date, and (ii) in the case of occurrence of the Accelerated Payment Date, the applicable due date for the Bonus Payment as specified in Paragraph C.5 below, subject to adjustments under Paragraph C.2 above and the provisions of Paragraph C.6 below (which may result in the issuance of shares of stock to Sommers later than 15 days after the Closing of the IPO). For the sake of clarity, in the event a Closing or the Accelerated Payment Date has not occurred as of the Anniversary Date, then a Bonus Payment in the amount of $1,280,000 (as adjusted up or down based on the percentage difference between the Projected Value of the Company as of the Anniversary Date and the Current Value) shall be paid to Sommers within 15 days after the Anniversary Date. The Company will use reasonable efforts to provide Sommers with at least 15 days’ advance notice prior to consummating a Closing, provided that failure to provide such notice shall not constitute a breach hereunder unless Sommers’s rights hereunder shall be materially prejudiced or adversely affected thereby.

4. Cancellation and Forfeiture of Bonus Payment. In the event Sommers’ employment is terminated for Cause pursuant to Section 9(a) of the Employment Agreement, or Sommers resigns and terminates his employment for convenience pursuant to Section 10(a) of the Employment Agreement, in either case at any time prior to any Bonus Payment having been paid or issued to Sommers, then the Bonus Payment shall be cancelled and forfeited by Sommers, and Sommers shall have no further right or interest with respect to the Bonus Payment under this Letter Agreement (or for the sake of clarity, any Interest Alignment Incentive).

5. Other Payment Terms & Conditions. The Bonus Payment shall become due and payable to Sommers in the event of termination of Sommers’ employment as follows:

(i) Upon the death or Disability of Sommers prior to earlier of the Anniversary Date or the date of a Closing, the Company shall pay to Sommers, within thirty (30) days of such death or Disability, a Bonus Payment in an amount equal to $1,280,000, as adjusted up or down based on the percentage difference between the Projected Value of the Company (as defined in Paragraph E below) on the date of death or the first day of Disability triggering the 120 day period of Disability, as the case may be, and the Current Value, multiplied by a fraction equal to the number of full months worked by Sommers since the date of the Employment Agreement up to the date of his death or the first day of Disability triggering the 120 day period of Disability, as the case may be, as the numerator, and sixty (60) months, as the denominator.

(ii) In the event Sommers’ employment is terminated by Shift4 or the Company without Cause , or Sommers resigns from his employment with Shift4 or the Company due to a Company Default, in either case prior to the earlier of the Anniversary Date or the date of a Closing, the Company shall pay to Sommers, within thirty (30) days of the effective date of such termination or resignation, a Bonus Payment in an amount equal to $1,280,000, as adjusted up or down based on the percentage difference between the Projected Value of the Company as of the effective date of such termination or resignation and the Current Value.

6. Bonus Payment in IPO. Notwithstanding any other provisions contained herein or in the Employment Agreement to the contrary or otherwise, in the event the Bonus Payment becomes due and payable upon consummation of an IPO, the Company shall have the right to elect in its sole discretion to pay any amount of the Bonus Payment which exceeds the base bonus amount of $1,280,000.00 with shares of stock issued by the Company (or its direct or indirect parent entity or any successor entity, including without limitation, Shift4 Payments Inc.) in the

IPO, instead of cash. The number of such shares of stock to be issued to Sommers shall be calculated by dividing the applicable amount of the Bonus Payment which is in excess of $1,280,000.00 (as may be adjusted pursuant to Paragraph C.2 above), by the issue price for such stock in the IPO. Any issuance of stock under this Paragraph C.6 shall be subject to any and all terms and conditions applicable to the stock issued in the IPO, including any lock-up period and other restrictions.

D. Other Conditions.

The Company and its affiliated entities shall not be required to enter into any Transaction except with parties and on terms and conditions that are satisfactory to the Company or its affiliated entity in its sole discretion. Nothing in this Letter Agreement or otherwise shall be construed as a commitment or obligation by the Company or its affiliated entities to proceed with any Transaction or to engage in any discussions or negotiations regarding any Transaction with any third party. The Company and its affiliated entities shall be free to conduct the process for evaluating any Transaction as the Company or its affiliated entity, in its sole discretion, shall determine (including changing or terminating any such process), and the Company and its affiliated entities shall be free, in its sole discretion, at any time to accept or reject any proposal from any potential acquiror or any other third party relating to any Transaction.

E. Definitions.

“Change of Control” means the Company’s direct or indirect “change of control” or other equivalent term as defined in the Company’s credit agreement with its secured lender(s) which is intended to describe a direct or indirect sale of the Company or substantially all of its assets in a bona fide arms-length transaction with a third party, whether as a stock or other equity sale, sale of assets, merger or consolidation or other similar transaction.

“Closing” means the earliest of the date of closing of consummating a COC Transaction or an IPO.

“Employment Agreement” means that certain Employment Agreement, dated November 30, 2017, between Shift4 and Sommers.

“Projected Value of the Company” means the amount determined in good faith by the Company’s (or its direct or indirect parent entity’s or successor entity’s) board of managers (or other equivalent governing body) to be the fair market value of the Company (or of its direct or indirect parent entity or successor entity) as of the Anniversary Date or the date of determination specified in Paragraph C.5(i) or (ii), as applicable, generally applying the valuation methodology used to determine the Current Value as of the applicable time period.

“Value of the Company” means the value of the Relevant Party (as defined below) at the time of Closing of a Transaction, as determined in good faith by such Relevant Party’s board of managers (or other equivalent governing body) based on the purchase price consideration in the COC Transaction, or the price per share, unit or other denomination of stock, membership interests or other interests in the Relevant Party issued in the IPO. As used herein, “Relevant Party” means the Company (or its direct or indirect parent entity or successor entity) that is the subject of the Transaction.

F. Miscellaneous.

The terms and provisions of Section 22 and Section 23 of the Employment Agreement shall be deemed to be incorporated into this Letter Agreement and shall apply to the parties to, and the subject matters and transactions contemplated under, this Letter Agreement.

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Please confirm that the foregoing is in accordance with our understandings and agreements by signing and returning to the Company a copy of this Letter Agreement.

Very truly yours,

SHIFT4 PAYMENTS, LLC

By:	/s/ Jared Isaacman
Name:	Jared Isaacman
Title:	CEO

SHIFT4 CORPORATION

By:	/s/ Jordan Frankel
Name:	Jordan Frankel
Title:	General Counsel

AGREED AND ACCEPTED

AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Steve M. Sommers
STEVE M. SOMMERS

[Signature page to Bonus Payment Letter Agreement — Steve M. Sommers]